                                 EXHIBIT 99 (a)

          VALUE CITY DEPARTMENT STORES, INC. REPORTS OCTOBER SALES AND THIRD QUARTER ESTIMATED RESULTS


Columbus, Ohio --/ Nov. 3/PR Newswire/-- Value City Department Stores, Inc. (NYSE:VCD) today announced that total sales for the four weeks ended October 28, 2000 increased 5.3% to $146.8 million from $139.4 million reported in the comparable year earlier period. Same store sales decreased 9.8%.

         Sales for the 39 weeks ended October 28, 2000 increased 19.8% to $1,387.6 million from $1,158.6 million in the comparable year-earlier period. Same store sales increased 1.6%.

         The above figures exclude sales of the Filene's Basement Stores acquired effective March 17, 2000. Sales for these stores, excluding licensed departments, totaled $23.3 million for the four weeks ended October 28, 2000 and $162.6 million for the period March 17, 2000 through October 28, 2000.

         The Company also announced today that it plans to take non-recurring pre-tax charges of about $110 million in the third and fourth quarters of fiscal 2000. The charges, consisting principally of inventory realignment, severance and asset impairment costs, are expected to impact third and fourth quarter results by approximately $1.91 per share.

         The Company now expects the third quarter loss to be in the range of $2.30 to $2.45 per share due to the above mentioned charges, lower-than-anticipated sales, above plan markdowns and higher promotional expenses.

         Value City Department Stores, Inc. is a leading off-price retailer currently operating 120 full-line department stores in the Midwest, mid-Atlantic and southeastern U.S., 19 Filene's Basement Stores, including its first Columbus, Ohio store that opened yesterday and 71 better-branded DSW Shoe Warehouse Stores in major metropolitan areas throughout the country.

         The Company cautions that members of management may make certain forward-looking statements based upon the Company's current expectations or beliefs. We caution investors that our actual results may differ materially from our current expectations and beliefs based on the risk factors described in the reports we file with the SEC.


SOURCE:  Value City Department Stores, Inc.
         /Contact:  Bob Wysinski of Value City Department Stores, Inc.
         (614) 478-2242

                                      -5-